PMI Property Management INC.

PMI WASATCH FRONT

RESIDENTIAL LEASE AGREEMENT

(The Premises)

____

This agreement ("Agreement") is between ____________________ ("Landlord" or "Owner") and:

Tenant's: ____________________

The above shall hereafter be referred to collectively as "Tenant" or "Resident".

Landlord is the legal owner of the Premises and has retained ____________________, ("Manager"), as an authorized agent ("Authorized Agent"), to provide property management and maintenance services related to the Premises.

1. **SUMMARY:** The initial rents, charges, fees and deposits ("Balance Due") are as follows:

   - Rent ________
   - Security Deposit ________
   - Pet Rent ________
   - Pet Deposit ________
   - Resident Liability Insurance ________
   - Lease Initiation/Renewal ________
   - 24/7/365-Tenant Portal ________
   - Other: Water/Garbage Surcharge ________

   TOTAL DUE ON OR BEFORE ________

   Any balance due prior to occupancy is to be paid in CERTIFIED FUNDS.

2. **PREMISES:** Tenant leases ("Lease") the Premises, subject to the terms and conditions herein.

3. **TERM:** The term ("Term") hereof shall commence on _________ and continue until _______, for a monthly rent of $_________, ("Rent"), and thereafter on a month-to month basis, until either party shall terminate the Agreement, by giving the other party thirty (30) days written notice. In the event this Agreement extends beyond the Initial Term, on a Month-to Month basis, such tenancy shall terminate only on the last day of the month. Tenant shall pay all Rent and fees in advance, on the 1st day of every month, and shall be delinquent after the 5th day. There is no grace period.

4. **RENT and FEES**: Tenant shall pay the following <u>each month</u>:

- Rent ________
- Pet Rent ________
- Resident Liability Insurance ________
- 24/7/365-Tenant Portal ________
- Other: Water/Sewer surcharge ________

TOTAL DUE MONTHLY ________

5. **PLACE OF PAYMENTS**: Tenant shall make all payments payable to Manager and shall mail, send electronically or hand deliver (during Company business hours) such payments to the Manager's address provided herein.

6. **ADDITIONAL FEES:**

   a. **Late Fees:** In the event Tenant fails to pay Rent when due, Tenant shall pay 10% of Rent, plus $15 a day, after the 5th of the month that Rent is due ("Late Fee") for which the Tenant has an unpaid and outstanding balance.

   b. **Insufficient Funds:** Tenant shall pay cost plus a fee of $45.00 per Dishonored Payment made by Tenant. Tenant agrees to pay, by certified funds, all Rents, all Late Fees, costs incurred for insufficient funds/returned check or electronic payment ("Dishonored Payment" or "NSF"). Upon the event of a Dishonored Payment, Manager has the right to require Tenant to pay all future Charges by certified funds. Any payments tendered thereafter, which are not in the form of certified funds, shall be treated as if Tenant failed to make said payment until certified funds are received.

   c. **Charges:** Tenant hereby expressly agrees that monies paid by Tenant, including but not limited to: Rent, Late Fees, Dishonored Payments, notice fees, attorney's fees, repair bills, utility bills, additional fees and expenses detailed in this Agreement, landscape/pool repair and maintenance costs, and fines ("Charges"), shall be applied to the Tenant's balance in the priority, by date, for which Charges are accumulated. All Charges shall be due when incurred. Tenant's failure to pay Charges in full by the 5th day of each month, may result in the initiation of eviction proceedings. Authorized Agent's acceptance of monies for Charges shall not act as a waiver of any default of Tenant, or as an extension of the date on which Charges are due. Authorized Agent reserves the right to exercise any other rights and remedies under this Agreement or as provided by law; and

   d. **24/7/365-Tenant Portal Access:** Tenant shall pay a monthly charge of $13.00 as an administrative and clerical fee.

   e. **Payment Processing:** If Tenant pays by credit card, debit card or in another electronic manner, Tenant shall pay the fees charged by the credit card and financial processor. The Company **DOES NOT ACCEPT** cash.

7. **SECURITY DEPOSITS:** Upon execution of this Agreement, Tenant shall deposit

with Manager, as a security deposit ("Security Deposit") the sum stated above. Manager will not apply the Security Deposit to, or in lieu of, Rent. At any time during the Term of this Agreement, and upon Termination of the Lease, by either party (for any reason), the Manager may claim, from the Security Deposit, such amounts due under this Agreement. Any Termination prior to the Term set forth above, or failure of Tenant to provide proper notice of Termination, is a default in the payment of Rent for the remainder of the Term, which may be offset by the Security Deposit.

a. Manager shall provide Tenant with a written, itemized accounting of the disposition of the Security Deposit within thirty (30) days of Termination. Tenant agrees, upon Termination of the Lease, to provide Manager with a forwarding address to prevent a delay in receiving the Security Deposit accounting and any refund that may be due.

8. **TRUST ACCOUNTS:** If allowed by law, Manager shall retain all interest earned, if any, on Security Deposits, as an offset for administration and bookkeeping fees.

9. **EVICTION COSTS:** Tenant shall be charged a per occurrence "Pay or Quit" notice of service ("Notice of Service" administrative fee, as further detailed in Additional Terms and Conditions. If Tenant fails to pay the monies required under the Lease within the Pay or Quit timeframe and Manager submits an eviction request to legal counsel, Tenant shall pay an eviction process fee of $500 per eviction attempt ("Eviction Attempt"). Tenant will also be charged all related fees and expenses, according to actual costs incurred by Manager, or any 3rd parties retained by Manager resulting from the eviction process. Manager reserves the right to turn to a collection agency for unpaid balances and Tenant understands that Tenant will be responsible for any fees charged by such collection agency.

   In the event payment under this agreement is not made at the time and in the manner required, the undersigned agrees to pay all costs of collection, including attorney fees, court costs, including charges and collection agency fees, which would be 35% of the balance assigned, with or without suit.

10. **CARDS AND KEYS:** Upon execution of this Agreement, Tenant shall receive the following:

11. **CONVEYANCES AND USES:** Tenant shall not assign, sublet or transfer Tenant's interest in the Lease, nor any part thereof, without prior written consent of Manager. Tenant shall use the Premises for residential purposes only and not for any commercial enterprise or for any purpose which is illegal. Tenant shall not commit waste, cause excessive noise, create a nuisance or disturb others.

12. **OCCUPANTS and GUESTS:** Occupants of the Premises shall be limited to persons (unless authorized in writing by Manager) and shall be used solely for housing accommodations and for no other purpose. Tenant represents that the following person(s) will live in the Premises: ________. The Tenant agrees to pay the sum of **$25.00** per day for each guest ("Guest") remaining on the Premises more than 7 days. Notwithstanding the foregoing, in no event shall any Guest remain on the Premises for more than 14 days.

13. **UTILITIES**: Tenant shall immediately connect all utilities and services of Premises upon execution of Lease. Tenant shall pay, when due, all utilities and other charges in connection with Premises. Manager will charge a $50.00 convenience fee, in addition to the amount of the utility bill, to the Tenant for every utility bill Manager pays on behalf of Tenant. Tenant will also be charged $50 per day for every day the Tenant has possession of the Premises and that utilities are not on or in Tenant's name. Unless noted otherwise Tenant shall be responsible:

   a. Tenant is responsible to connect the following utilities in Tenant's name: Water, sewer, garbage, gas, electric

   b. Landlord will maintain the connection of the following utilities in Landlord's name and bill Tenant for connection fees and use accordingly:
      none

   c. No additional phone, cable lines or outlets shall be obtained for the Premises without the Manager's written consent. In the event of the Manager's consent, Tenant shall be responsible for all costs associated with the additional lines or outlets.

   d. If any alarm system exists on the Premises, Tenant shall obtain the services of an alarm services company and shall pay all costs associated therewith.

   e. Other:

14. **PEST NOTICE**: Tenant understands that various pest, rodent and insect species (collectively, "Pests") exist in the area of Premises. Pests may include, but are not limited to, spiders (including black widow and brown recluse), bees, snakes, ants, termites, bedbugs, rats, mice and pigeons. The existence of pests may vary by season and location. Within thirty (30) days of occupancy, if the Premises has pests, Manager at Tenant's request, will arrange for and pay for the initial pest control spraying. Tenant agrees to pay for the monthly pest control spraying fees thereafter.

15. **PETS**: A Pet **HAS -OR- HAS NOT** been approved. No pet ("Pet") shall be on or about the Premises at any time without written permission of Manager. In the event a Pet is approved, Tenant will complete an application for Pet approval. Should written permission be granted for occupancy of the designated Pet(s), an additional security deposit ("Pet Security Deposit") in the amount of $200 is required and paid by Tenant, in advance subject to deposit terms and conditions. Tenant shall also pay a non-refundable, one-time Pet Initiation Fee of $150.00. Any violation of this provision, in addition to Manager's other remedies, grants Manager the right to charge and collect the sum of $199.00 per month, retroactive to the date the Tenant's first occupied the Premises. This fee is due immediately upon discovery of unauthorized Pet.

a. COMPLIANCE INSPECTION: Tenant acknowledges that in the event an unauthorized Pet, the Manager may conduct monthly, unannounced inspections of the Premises to ensure go-forward compliance. All costs to clean and de-flea or as a result of other damage/loss suffered on account of a violation of this section shall be promptly paid to Manager by Tenant. Violation of this provision will allow Manager to commence eviction on the basis of nuisance.

16. **SMOKING:** Unless provided for elsewhere in this Agreement, smoking is prohibited on the Premises. Resident waives any right to a cause of action for a nuisance (smoke and secondhand smoke) and holds Manager harmless for any damages relating to smoke, and Resident acknowledges that smoke from outside the Premises or from adjoining units may drift into Resident's Premises. This waiver shall apply to all occupants, guests and minors. Second hand smoke is defined as a nuisance and, at the sole election of the Manager, may be a cause for eviction. Resident shall abide by any regulations promulgated by Manager regarding smoking. Further, Resident acknowledges that smoking damages the Premises, and agrees to pay for any damage, that Manager reasonably determines, has been caused by smoking on the Premises, smoking outside the Premises or from any smoke damage caused to adjoining unit(s).

17. **RESTRICTIONS:** Tenant shall not keep or permit to be kept in, on, or about the Premises: waterbeds, boats, campers, trailers, mobile homes, recreational or commercial vehicles or any non-operative vehicles at any time without written permission of Manager, and Tenant shall not conduct nor permit any work on vehicles on the Premises. ALL Tenant communication is to be directly with Manager, including service related questions, repairs, move-out and move-in inspections, etc. At NO time will Tenant communicate with Owner. Any breach of this will result in Manager's unilateral ability to terminate this Agreement, and evict Tenant.

18. **ALTERATIONS:** Tenant shall make no alterations to the Premises without Manager's written consent. All alterations or improvements made to the Premises, shall, unless otherwise provided by written agreement between the Parties, shall become the property of Landlord and shall remain upon the Premises and shall constitute a fixture permanently affixed to the Premises. In the event of any alterations, Tenant shall be responsible for restoring the Premises to its original condition, if requested by Manager.

19. **DEFAULT:** Failure by Tenant to pay Rent, perform any obligation under this Agreement, or comply with any association governing documents (if any), or Tenant's engagement in activity prohibited by this Agreement, or Tenant's failure to comply with any and all applicable laws, shall be considered a default ("Default") hereunder. Upon Default, Manager may, at its option, Terminate the Lease upon giving proper notice. Upon Default, Manager shall issue a proper itemized

statement to Tenant noting the amount owed by Tenant, if any. Manager may pursue any and all legal and equitable remedies available.

20. **ENFORCEMENT:** Any failure by Manager to enforce the terms of this Agreement shall not constitute a waiver of said terms by Manager. Acceptance of Rent due by Manager after any default shall not be construed to waive any right of Manager or affect any notice of Termination or Eviction.

21. **NOTICE OF INTENT TO VACATE:** Tenant shall provide Manager notice of Tenant's intention to vacate the Premises, in writing, prior to the first day of the last month of the Lease Term. In no event shall notice be less than 30 days prior to the expiration of the Term of this Agreement. In the event Tenant fails to provide such notice, Tenant shall be deemed to be holding-over on a month-to-month basis, until 30 days after such notice. During this period of time, in addition to Rent, Tenant shall pay a fee equal to 35% of Rent. At the sole and absolute election of the Manager, Tenant may be permitted to pay a Lease cancellation break ("Opt-Out") fee and vacate the Premises prior to the end of the Term of this Agreement. In addition to any outstanding monies owed, the Opt-Out fee shall equal Rent due during the thirty (30) day notice, plus two (2) additional month's rent. The Opt-Out fee shall be paid when Tenant gives its thirty (30) day notice.

22. **TERMINATION:** Upon Termination of the Lease, Tenant shall surrender and vacate the Premises and shall remove any and all of Tenant's property. Tenant shall return keys, personal property and Premises to the Manager in good, clean and sanitary condition, normal wear excepted. Tenant will allow Manager to inspect the Premises in the Tenant's presence, to verify the condition of the Premises.

23. **MILITARY CLAUSE:** In the event Tenant is or becomes a member of the Armed Forces on extended active duty and receives change of station orders to permanently depart the local area, then Tenant may terminate this Agreement by giving thirty (30) days written notice as provided herein and by the Act. Tenant agrees to furnish Manager a certified copy of official orders which warrant Termination of this Agreement. Permission for base housing does not constitute a permanent order. Other means of Termination, as provided under the Service Member's Civil Relief Act, will be allowed.

24. **GOVERNMENT ACTION:** In the event the Premises is condemned, or access is restricted as a result of any type of governmental action, Owner shall not be liable for any damages to Resident, including (but not limited to): alternate housing, damage to personal property, replacement of personal property and any other consequential damage. Such action may include any action by any governmental agency or entity including but not limited to health departments, division of environmental quality, fire departments, police, zoning departments, etc. If the action is taken, Tenant shall be relieved of rental obligations effective the date that access is restricted or prevented *unless* the cause of such governmental action relates to actions of Tenant, its Guests, or Occupants. Tenant is responsible for all fees and or penalties assessed for zoning citations.

25. **MAINTENANCE:** Tenant shall keep the Premises in a clean and good condition. Tenant shall immediately report to the Manager any defect or problem pertaining

to plumbing, wiring or workmanship on the Premises. Tenant agrees to notify Manager of any water leakage and/or damage within 24 hours of the occurrence. Tenant understands that Tenant may be held responsible for any water and/or mold damage, including the costs of remediation of such damage. Resident agrees to defend, indemnify and hold harmless Manager against any and all claims, actions, causes of action, demands, liabilities, losses, damages, and expenses of any kind, including but not limited to, attorney's fees and court costs, that may be made against Manager, or their respective broker, officers, directors, employees, agents, managers, and affiliates, as a result of or arising out of the growth or proliferation of mold or mildew caused by actions or negligence of Resident or any guest or occupant living within the Premises. Resident further agrees that Manager shall not be liable for any damages caused to Resident, Resident's guests, occupants, or any property within the Premises resulting from mold or mildew regardless of the source of the mold or mildew. Resident agrees to immediately notify Authorized Agent of the existence of any mold or mildew within the Premises.

a. Tenant agrees to pay for all repairs, replacements, and maintenance required resulting from Tenant's misconduct or negligence, or that of Tenant's family, pets, occupants and guests, including but not limited to any damage done by wind or rain caused by leaving windows open and/or by overflow of water, or stoppage of waste pipes, or any other damage to appliances, carpeting or the building in general. At Manager's sole discretion, such charges shall be paid immediately, and paid no later than the next monthly Rent payment date following such repairs.

b. Tenant shall change filters in the heating and air conditioning systems at least once every three (3) months, at Tenant's own expense. Manager shall oversee the maintenance of the heating and air conditioning systems, and in the case of major repairs/replacement will provide oversight of the repair/replacement of said systems, at the expense of the Landlord. However, any repairs to the heating or cooling system caused by dirty filter or other damage due to Tenant abuse or neglect will be the responsibility of Tenant.

c. Tenant shall replace all broken glass, regardless of cause of damage, at Tenant's expense.

d. In the case of landscaping being maintained by a contractor, Tenant agrees to cooperate with the landscape contractor in a satisfactory manner. Landlord provided landscaping is not to be construed as a waiver of any responsibility of the Tenant to keep and maintain the landscaping and/or shrubs, trees and sprinkler system, in good condition.

e. In the event the landscaping is not being maintained by a contractor, Tenant shall maintain lawns, shrubs and trees, and sprinkling system. Tenant shall water all lawns/shrubs/trees/flowers (whether or not the Premises has a sprinkler system), mow the lawns weekly, trim the trees and fertilize lawns, shrubs and trees. If Tenant fails to maintain the landscaping in a satisfactory manner, Manager may have the landscaping maintained by a landscaping contractor and charge Tenant with the actual cost, plus a management service fee.

f. Landlord shall be responsible for all major electrical problems that are

not caused by Tenant.

g. At Tenant's expense, Tenant shall be responsible to have carpets professionally cleaned upon move out. Tenant shall present Manager with a receipt from a reputable carpet cleaning company.

h. Tenant agrees to pay for all repairs, replacements and maintenance required by Tenant's misconduct or negligence or that of Tenant's family, pets, licensees and guests, including but not limited to any damage done by wind or rain caused by leaving windows open and/or by overflow of water, or stoppage of waste pipes, or any other damage to appliances, carpeting or the building in general.

i. Tenant is responsible for replacing batteries in smoke detectors at minimum once a year.

26. **ACCESS:** Tenant agrees to grant Manager the right to enter the Premises at all reasonable times and for all reasonable purposes including showing to prospective lessees, buyers, appraisers or insurance agents or other business therein as requested by Manager, and periodic maintenance reviews. If Tenant fails to keep scheduled appointments with vendors to make necessary/required repairs, Tenant shall pay for any additional charges incurred. Tenant shall not deny Manager its rights of reasonable entry to the Premises. Manager shall have the right to enter in case of emergency and other situations specifically allowed by law. Manager agrees to give Tenant twenty-four (24) hours notification for entry, except in case of emergency.

27. **APPLIANCES**: It is agreed that the following appliances are now on said Premises, and Tenant assumes responsibility for the care and maintenance thereof:

Appliances: ___.___________________________________

28. **ASSOCIATIONS:** Should the Premises be a part of a common interest community, homeowners association planned unit development, condominium development ("Association") or such, Tenant hereby agrees to abide by the governing documents (INCLUDING Declarations, Bylaws, Articles, Rules and Regulations, hereafter "Governing Documents") of such Association and further agrees to be responsible for any fines or penalties levied as a result of failure to do so by himself, his family, licensees or guests. Noncompliance with the Governing Documents shall constitute a violation of this Agreement. Unless billed directly to Tenant by the association, such fines shall be considered Charges and shall be due along with the next monthly payment of Rent. By initialing this paragraph, Tenant acknowledges receipt of a copy of the applicable Governing Documents. Manager, at Landlord's expense, shall provide Tenant with any additions to such Governing Documents as they become available. Manager may, at its option, with 30-day notice to Tenant, adopt additional reasonable rules and regulations governing use of the Premises and of the common areas (if any).

29. **RESIDENT LIABILITY INSURANCE:** Tenant agrees to indemnify and hold harmless Manager and its Associates from any and all liability for actions/inactions of Tenant which cause damage or injury to the Premises, or any party or person, and expressly agrees that Manager shall not be liable for ANY damages or losses

to person or property caused by any Tenant or any other person; or damages resulting from actions/inactions of Manager or its agents, broker, employees, directors, officers, affiliates, representatives and consultants ("Associates") unless such injury or damage is determined by a Court of law to have been caused 100% by the gross negligence and willful misconduct of Manager and Associates. **DURING THE TERM OF THIS AGREEMENT, TENANT IS REQUIRED TO SECURE AND MAINTAIN A LIABILITY INSURANCE POLICY, IN AN AMOUNT OF NOT LESS THAN $100,000.00 ("MINIMUM REQUIRED INSURANCE" or "MRI"), AND MANAGER MUST BE NAMED AS AN ADDITIONAL INSURED AND INTERESTED PARTY ON THIS POLICY.** Tenant agrees and acknowledges that the insurance mandated herein is not a renter's insurance policy and does not cover any of Tenant's personal belongings, additional living expenses, or liability arising out of bodily injury or property damage to any third party. If Tenant fails to provide Manager with evidence of MRI, the MRI required by this Agreement may be satisfied by Manager scheduling the Premises for coverage under the Resident Liability insurance policy ("RL"), at a cost to the Tenant of $12.95 a month (see Addendum E). A fee of $50.00, plus $4.95 a day shall be paid by Tenant for each day that Tenant occupies the Premises for which Manager is not named as an additional insured on RL policy.

30. **ILLEGAL ACTIVITIES PROHIBITED:** Tenant is aware of the following: It is a misdemeanor to commit or maintain a public nuisance or to allow any building or boat to be used for a public nuisance. Any person, who willfully refuses to remove such a nuisance when there is a legal duty to do so, is guilty of misdemeanor. A public nuisance may be reported to the local sheriff's department. A violation of building, health or safety codes or regulations may be reported to the government entity in our local area such as the code enforcement division of the county/city government or the local health or building departments.

31. **ADDITIONAL RESPONSIBILITIES:**

    a. Tenant may install or replace screens at Tenant's own expense. Solar screens installation requires written permission from Manager, and Landlord/Manager is not responsible for maintaining screens.

    b. With the exception of electric cooking devices, outdoor cooking with portable barbecuing equipment is prohibited within ten (10) feet of any overhang, balcony or opening, unless the Premises is a detached single-family home. The storage and/or use of any barbecuing equipment are prohibited indoors, above the first floor and within five (5) feet of any exterior building wall. Adult supervision is required at all times the barbecue equipment is generating heat.

    c. The Premises __ has -OR-__ has not been freshly painted. If the Premises have not been freshly painted, the Premises ___ have -OR- has not been touched up. Tenant will be responsible for the costs for any holes or excessive dirt or smudges that will require repainting.

    d. Tenant agrees to coordinate transfer of utilities to Landlord no less than 3 business days of vacating the Premises.

    e. Locks may be replaced or re-keyed at the Tenant's expense provided Tenant informs Manager and provides Manager with a workable key for

each new or changed lock.

f. Tenant may conduct a risk assessment or inspection of the Premises for the presence of lead-based paint and/or lead-based paint hazards at the Tenant's expense for a period of ten days after execution of this Agreement. Such assessment or inspection shall be conducted by a certified lead-based paint professional. If Tenant for any reason fails to conduct such an assessment or inspection, then Tenant shall be deemed have elected to Lease the Premises "as is" and to have waived this contingency. If Tenant conducts such an assessment or inspection and determines that lead-based paint deficiencies and/or hazards exist, Tenant will notify Manager in writing and provide a copy of the assessment/inspection report. Manager will then have ten days to elect to correct such deficiencies and/or hazards or to terminate this Agreement. In the event of Termination under this paragraph, the Security Deposit will be refunded to Tenant. (If the property was constructed prior to 1978, refer to the attached lead-based paint disclosure.)

g. Tenant may display the flag of the United States, made of cloth, fabric or paper, from a pole, staff or in a window, and in accordance with 4 USC Chapter 1. Manager may, at its option, with 30 days' notice to Tenant, adopt additional reasonable rules and regulations governing the display of the flag of the United States.

h. Tenant may display political signs subject to any applicable provisions of law governing the posting of political signs, and, if the Premises are located within a CIC, the provisions of state regulation may govern documents related to the posting of political signs. All political signs exhibited must not be larger than 24 inches by 36 inches. Landlord/Manager may not exhibit any political sign on the Premises unless the Tenant consents, in writing, to the exhibition of the political sign. Tenant may exhibit as many political signs as desired, but may not exhibit more than one political sign for each candidate, political party or ballot question. Additionally, PMI Utah's signage must remain in its location for the duration of occupancy.

i. Tenant does not have the right to assign this Agreement. Manager has the unilateral and exclusive right to assign this Agreement.

32. **CHANGES MUST BE IN WRITING:** No changes, modifications or amendment of this Agreement shall be valid or binding unless such changes, modifications or amendment are in writing and signed by each party. Such changes shall take effect after thirty days' notice to Tenant.

33. **CONFLICTS BETWEEN LEASE AND ADDENDUM:** In case of conflict between the provisions of an addendum and any other provisions of this Agreement, the provisions of the addendum shall govern.

34. **ATTORNEY'S FEES:** In the event of any court action, the prevailing party shall be entitled to be awarded against the losing party all costs and expenses incurred thereby, including, but not limited to, reasonable attorney's fees and costs.

35. **GOVERNING LAW:** This agreement is executed and intended to be performed in the State of Utah in the county where the Premises is located, and the laws of the State of Utah shall govern its interpretation and effect.

36. **WAIVER:** Nothing contained in this Agreement shall be construed as waiving any of the Manager's rights under the laws of the State of Utah, and Tenant acknowledges and agrees that as a material condition to Manager entering into this Agreement, without such Manager would not have entered into this Agreement, that Tenant waives all rights to bring any actions, claims, causes of action, demands, liabilities, losses, damages, and expenses of any kind personally against any of the following: our broker, officers, directors, agents, managers, affiliates, employees and consultants; and, Tenant further agree that the foregoing act only in a representative capacity and not in an individual capacity and such dealings provided for in this Agreement are solely between Tenant and Manager.

37. **PARTIAL INVALIDITY:** In the event that any provision of this Agreement shall be held invalid or unenforceable, such ruling shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

38. **VIOLATIONS OF PROVISIONS:** A single violation by Tenant of any of the provisions of this Agreement shall be deemed a material breach and shall be cause for Termination of this Agreement. Unless otherwise provided by the law, proof of any violation of this Agreement shall not require criminal conviction but shall be by a preponderance of the evidence.

39. **NOTICES:** Unless otherwise required by law, any notice to be given or served upon any party hereto in connection with this Agreement must be in writing and mailed by certificate of mailing to the Manager's address and to the Tenant at the Premises (during the Term of the Agreement). After Tenant vacates the Premises, notice shall be mailed by certificate of mailing to the forwarding address provided by the Tenant.

40. **ADDENDA ATTACHED:** Incorporated into this Agreement are the following addenda, exhibits and other information:

A) ____ Lease Addendum for Drug Free Housing

B) ____ Smoke Detector Agreement

C) ____ Lead Warning Statement

D) ____ Resident Liability Insurance

E) ____ Other

41. **ADDITIONAL TERMS AND CONDITIONS:** The Tenant acknowledges and agrees to the following:

✓ **Rekey Fee** = Cost, plus $49.95 to rekey Premises, due to actions of Tenant.

✓ **Tenant Change Fee** = A $200 fee paid by a new Tenant added to this Agreement and a $200 fee paid by the Tenant being removed from this Agreement.

✓ **Lease Renewal Fee ("LRF")** = Due upon the execution of renewal of Lease. If renewal lease is executed by both Tenant and Manager 60 days or more before expiration of Lease the LRF is $99; less than 60 days but greater than 30 days the LRF is $150; and, less than 30 days the LRF is $200.

✓ **3 Day Pay or Quit Service of Notice** = $99.00 per Notice.

✓ **Compliance Review Charge** = $49.97/Month - Upon violation of Agreement (unauthorized pet, etc.), Tenant shall pay a Compliance Review fee each time Manager visits the Premises.

✓ **After Hours Asset Preservation Fee** = Tenant charged $75/hour for after-hours emergency assistance for damages caused by Tenant. If site visit is necessary, a $150 fee, plus the hourly rate shall be charged.

✓ **3rd Party Document Fee** = Tenant charged cost, plus $49.95 for each information disclosure requested by Tenant (i.e. payment history needed for loan, etc.).

✓ **Other:**

42. **Additional Comments (if any):** Tenant requests and agrees to the following:

- Proof of insurance with PMI Wasatch Listed as an additional insured is required prior to move in or a $12.95 charge will be added.
- Prorated rent to be charged in August $909.68

Property Management Inc.

PMI WASATCH FRONT

THE AGREEMENT *is accepted and agreed to jointly and severally. The undersigned have read this Agreement and understand and agree to all provisions thereof and further acknowledge that they have received a copy of this Agreement.*

LANDLORD:

____

Tenant Signature: ______________________________
Date: ___________

Tenant Signature: ______________________________
Date: ___________